EXHIBIT 21.3

THE TOLEDO EDISON COMPANY
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2004

The Toledo Edison Capital Corporation - Incorporated in Delaware

Statement of Differences

Exhibit Number 21, List of Subsidiaries of the Registrant at December 31, 2004, is not included in the printed document.